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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

American Axle & Manufacturing Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Dauch Drive

Detroit, Michigan 48211-1198
www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Date	2:00 p.m., local time, on Thursday, April 29, 2004

Place	AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business	(1) Elect three directors.
(2) Approve an amendment to the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (1999 Plan) to increase the number of authorized shares available for issuance from 8.5 million to 13.5 million.
(3) Re-approve the performance criteria stated in the 1999 Plan.
(4) Attend to other business properly presented at the meeting.
Your Board of Directors unanimously recommends that you vote FOR Proposals 1, 2 and 3 as described in the proxy statement.

Record Date	You are entitled to vote only if you were an AAM stockholder (NYSE: AXL) at the close of business on March 1, 2004.

Meeting Admission	Admission may be limited to accommodate AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present appropriate identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
Check-in will begin at 1:00 p.m., local time, and the meeting will begin promptly at 2:00 p.m. Please allow sufficient time for check-in procedures. Cameras and recording devices will not be permitted at the meeting.

Voting	Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. You may vote by using the telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers about Voting and the Annual Meeting in the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

/s/ Patrick S. Lancaster

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
March 15, 2004

This notice of annual meeting, proxy statement and proxy card were distributed beginning on March 15, 2004.

2004 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Page No.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING	3

PROPOSALS YOU MAY VOTE ON	6

PROPOSAL NO. 1: Election of Directors	6
Nominees for Directors	7
Returning Members of the Board of Directors	8

PROPOSAL NO. 2: Approval of an Amendment to the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (1999 Plan) to Increase the Number of Authorized Shares of Common Stock for Issuance from 8.5 million to 13.5 million	10

Summary of the 1999 Plan	10
Federal Income Tax Consequences	12
Benefits to Named Executive Officers and Others	13

PROPOSAL NO. 3: Re-approval of Performance Criteria Stated in the 1999 Plan	14
Material Terms of Performance Criteria	14

CORPORATE GOVERNANCE	15

Corporate Governance Guidelines and Codes of Business Conduct and Ethics	15
Board Structure and Self-Evaluation	15
Board Independence	15
Executive Sessions of Non-Management and Independent Directors	15
Stockholder Communication with the Board	16
Board Committee Composition	16
Committee Membership Table	17
Audit Committee	17
Compensation Committee	17
Nominating/ Corporate Governance Committee	18
Director Qualifications	18
Selection Process for New Director Nominees	18
Nominees for Re-election to the Board	18
Executive Committee	19

DIRECTORS’ COMPENSATION	20

One Dauch Drive

Detroit, MI 48211-1198
www.aam.com

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held April 29, 2004

This proxy statement is being furnished in connection with the solicitation of proxies by American Axle & Manufacturing Holdings, Inc. (AAM or the Company) on behalf of the Board of Directors (Board) for the 2004 annual meeting of stockholders.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

 1. Q: Who can attend the annual meeting of stockholders?

A:	Stockholders of record at the close of business on March 1, 2004 (record date), or their duly appointed proxies, may attend the meeting.

 2. Q: Who is entitled to vote?

A:	Stockholders as of the record date are entitled to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares held on that date. If you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

 3. Q: What may I vote on?

A:	Stockholders may vote on three proposals to:

           (1) Elect three directors to serve on AAM’s Board;

(2)	Approve an amendment to the 1999 AAM Stock Incentive Plan (1999 Plan) to increase the number of shares authorized for issuance from 8.5 million to 13.5 million; and
(3)	Re-approve the performance criteria stated in the 1999 Plan.

The Board is unaware of any other business that will come before the meeting.

 4. Q: How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote:

           (1) FOR election of the three director nominees;

(2)	FOR approval of an amendment to the 1999 Plan to increase the number of shares authorized for issuance; and
(3)	FOR re-approval of performance criteria stated in the 1999 Plan.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote as recommended by the Board. If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their discretion.

 5. Q: How many votes are needed for the proposals to pass?

A:	Election of directors: A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors.

Approval of an amendment to the 1999 Plan to increase the number of shares authorized for issuance: An affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve the proposal.

Re-approval of performance criteria stated in the 1999 Plan: An affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve the proposal.

 6. Q: How do I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Even if you plan to attend the annual meeting, AAM recommends that you submit your proxy as described in Q: 7 so your vote will be counted if you later decide not to attend the annual meeting.

 7. Q: How do I vote without attending the annual meeting?

A:	(1) If your shares are held in your name, you may vote by proxy in one of the following ways:

a.	By mail. Complete, sign, date, and return your proxy card in the envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal;

b.	By telephone. Call 1-877-PRX-VOTE (1-877-779-8683), toll free, also listed on the enclosed proxy card, and follow the instructions (enter the voter control number printed on the proxy card).

c.	By Internet. Access http://www.eproxyvote.com/ AXL, also listed on the enclosed proxy card, and follow the instructions (enter the voter control number printed on the proxy card).

(2)	If your shares are held in street name or through one of the AAM 401(k) plans, follow the instructions on the proxy card.

Each proxy card has its own voter control number. Whatever method you use to vote, vote each proxy card you receive.

 8. Q: Can I change or revoke my vote after I submit a proxy?

A:	You may change or revoke your vote at any time before the annual meeting by doing any of the following:

(1)	notify AAM’s Secretary in writing of your wish to change or revoke your proxy, specifying how your proxy was submitted, the number of shares and each voter control number;
(2)	attend the annual meeting and vote in person; or
(3)	submit a later-dated proxy vote by mail, telephone or the Internet.

 9. Q: How will votes be counted?

A:	Representatives of EquiServe Trust Company, N.A., an independent tabulator, will count the votes and act as the inspector of election. In the election of directors, you may vote “FOR” one or more of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you withhold your vote with respect to the election of directors, or if you abstain from voting on the other proposals, your shares will be counted for purposes of determining a quorum. Withheld votes will have no effect on the election of directors. Abstentions on the other proposals will have the same effect as a vote against the other proposals. If you sign your proxy card without giving specific instructions, your shares will be voted as recommended by the Board.

If you do not vote and you hold your shares in street name, your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, which will have the effect of reducing the number of shares needed to approve any of those proposals. However, shares held in street name that are not voted (known as “broker non-votes”) will be counted to establish a quorum for the meeting.

10. Q: What shares are included on the proxy card?

A:	The shares on your proxy card(s) represent all of your shares held on the record date. If you do not return your proxy card(s), your shares will not be voted unless you vote in person.

11. Q: What does it mean if I receive more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all of the proxy cards to ensure that all shares are voted. AAM encourages you to have all accounts registered in the same name and address. You can accomplish this by contacting EquiServe Trust Company, N.A., AAM’s transfer agent, at (877) 282-1168.

12. Q: How many shares can be voted?

A:	As of the March 1, 2004 record date, 52,181,500 shares of AAM common stock were eligible to be voted. A holder of common stock is entitled to one vote per share.

13. Q: What is a “quorum”?

A:	The quorum requirement for holding the annual meeting and conducting business is that a majority of shares of AAM common stock as of the record date must be present in person or represented by proxy at the annual meeting. As of the record date, 52,181,500 shares of common stock representing the same number of votes were outstanding. Thus, at least 26,090,751 votes will be required to establish a quorum. Proxies received but marked as withheld, abstentions or broker non-votes will be included in the calculation of the number of votes present at the meeting.

14. Q: How will voting on other business be conducted?

A:	If other business is properly presented at the annual meeting, your signed proxy card will give authority to Richard E. Dauch, AAM’s Co-Founder, Chairman of the Board & Chief Executive Officer, and Patrick S. Lancaster, Vice President, Chief Administrative Officer & Secretary, to vote on such matters at their discretion.

15. Q: Where and when will I be able to find the results of voting?

A:	You may find the results in AAM’s Form 10-Q for the second quarter of 2004.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The AAM Board is divided into three equal classes, with terms expiring at successive annual stockholder meetings. The Board has nominated three directors to be elected at the 2004 annual meeting to serve a three-year term ending with the annual meeting to be held in 2007, until a successor is elected and has qualified, or until his earlier death, resignation or removal.

The Board proposes that nominees B. G. Mathis, Thomas L. Martin and Dr. Henry T. Yang be elected to the Board. Mr. Martin and Dr. Yang joined the Board since last year’s election of directors to fill the vacancies left by the resignations of Robert L. Friedman and Bret D. Pearlman, representatives of The Blackstone Group, L.P. (Blackstone), who resigned from the Board in December 2003 upon the completion of Blackstone’s planned, orderly exit of its investment in AAM. Mr. Mathis has served as an AAM director since 1997.

The Board unanimously approved the nominations of Mr. Mathis, Mr. Martin and Dr. Yang based on their outstanding achievements, special competencies and integrity. Summaries of the principal occupations of the director nominees and returning directors and the classes into which they have been divided are provided below.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

NOMINEES FOR DIRECTORS

CLASS II DIRECTORS — to hold office until the 2007 Annual Meeting of Stockholders

B. G. MATHIS
Age 71
B. G. Mathis retired from AAM as Executive Vice President — Administration & Chief Administrative Officer on December 31, 2000. He had been with AAM since its formation. Prior to joining AAM, Mr. Mathis served for 28 years at Chrysler Corporation and held increasingly responsible executive administrative positions, including Manager of Personnel for all Chrysler Manufacturing Operations. He retired from Chrysler Corporation in 1988, and is an attorney.	Director since 1997
THOMAS L. MARTIN
Age 60
Thomas L. Martin is Executive Director of Automotive Operations and consultant for SunTel Services. He retired from DaimlerChrysler Corporation after 36 years, which included serving as a member of the Board of Directors and Chief Financial Officer for Chrysler de Mexico and Chief Financial Officer — European Operations. While serving at Chrysler de Mexico, he held numerous executive financial positions in manufacturing, engineering, sales and marketing, product planning and treasury.	Director since 2004
DR. HENRY T. YANG
Age 63
Dr. Henry T. Yang is a Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He was granted a doctorate degree in Structural Engineering from Cornell University, as well as honorary doctorates from Purdue University and Hong Kong University of Science & Technology. He holds positions as member of the Board of Directors for the California Council on Science & Technology, Chairman of the Council of Presidents and member of the Board of Trustees, Universities Research Association, and is a founding member of the Steering Committee, Association of Pacific Rim Universities.	Director since 2004

RETURNING MEMBERS OF THE BOARD OF DIRECTORS

CLASS I DIRECTORS — to hold office until the 2006 Annual Meeting of Stockholders

FOREST J. FARMER
Age 63
Forest J. Farmer is Chairman of the Board, Chief Executive Officer & President of the Farmer Group, a holding company for four technology and manufacturing corporations. Mr. Farmer has held all three positions since 1998. Prior to that, he served as President and Chief Executive Officer of Bing Manufacturing, Inc., LLC, a joint venture company he founded with Detroit entrepreneur Dave Bing and automotive dealership businessman Mel Farr, from 1995 to 1998. He retired from Chrysler Corporation after 26 years, which included six years as President of its Acustar automotive parts subsidiary. Mr. Farmer serves on the boards of directors of a number of corporations and organizations, including The Lubrizol Corporation, St. John’s Hospital System and Saturn Electronics Corporation.	Director since 1999
RICHARD C. LAPPIN
Age 59
Richard C. Lappin is Chairman of the Board of Haynes International, Inc. Prior to that, he was Senior Managing Director of The Blackstone Group L.P. where, as a member of the Private Equity Group, he helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. Prior to joining Blackstone, he served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President and Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Mr. Lappin also serves on the Board of Directors of Premcor, Inc.	Director since 1999
THOMAS K. WALKER
Age 63
Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Prior to that, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He has also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors, where he began his 39-year career in the automotive industry. Mr. Walker is a member of the Board of Directors of Meridian Automotive Inc. and serves on the National Advisory Board for Michigan Technological University.	Director since 1999

CLASS III DIRECTORS — to hold office until the 2005 Annual Meeting of Stockholders

RICHARD E. DAUCH
Age 61
Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board of Directors. He has been Chief Executive Officer and a member of the Board of Directors since the company began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation. He left Chrysler Corporation in 1991 as Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has nearly 40 years of experience in the automotive industry. Mr. Dauch has been named the 1996 Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame, the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association, and the 1999 Michiganian of the Year by The Detroit News. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award, and the Northwood University Outstanding Business Leader Award. Mr. Dauch currently serves as Chairman of the National Association of Manufacturers (N.A.M.). He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in 75 countries in several languages.	Director since 1994
LARRY W. McCURDY
Age 68
Larry W. McCurdy is retired. He served as Chairman of the Board, President & Chief Executive Officer of Echlin, Inc., from March, 1997 until its merger with Dana Corporation in 1998. He has also held senior executive positions at Cooper Industries, Inc. and Moog Automotive, Inc., where he served as President and Chief Executive Officer, and Tenneco Inc., where he served as President of its Walker Manufacturing subsidiary and Executive Vice President of its North American Operations. Mr. McCurdy also serves on the boards of directors of Lear Corporation, Mohawk Industries Inc. and General Parts, Inc.	Director since 2001
JOHN P. REILLY
Age 60
John P. Reilly is the retired Chairman of the Board, President & Chief Executive Officer of Scott Technologies, Inc. In addition, he has more than 33 years of experience in the automotive industry. He has served as senior officer with a number of automotive suppliers, including Stant Corporation and Tenneco Automotive, and has held leadership positions with Chrysler Corporation. Mr. Reilly also serves on the Board of Directors of Marshfield Door Systems, Inc.	Director since 2000

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO THE 1999 AMERICAN AXLE & MANUFACTURING HOLDINGS,      INC. STOCK INCENTIVE PLAN (1999 PLAN) TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON      STOCK FOR ISSUANCE FROM 8.5 MILLION TO 13.5 MILLION

On January 8, 1999, the Board adopted the 1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan and authorized 3.5 million shares of common stock for issuance, which stockholders approved on the same date. In October 2000, the plan name was changed to the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (as amended, the 1999 Plan). In February 2001, the Board adopted and stockholders approved an amendment to the 1999 Plan to increase the number of shares authorized for issuance from 3.5 million to 8.5 million. As of March 1, 2004, substantially all of the 8.5 million shares authorized for issuance under the 1999 Plan have been granted to executives in the form of long-term incentive compensation approved by the Compensation Committee.

In 2003, AAM’s Compensation Committee retained an independent executive compensation consultant to review AAM’s executive compensation program and to make recommendations for future long-term incentive awards within the context of AAM’s overall compensation philosophy. The Compensation Committee believes that the addition of 5.0 million shares for issuance under the 1999 Plan is necessary for AAM to continue its practice of awarding long-term equity compensation in order to attract, motivate and retain talented and experienced associates, to align their interests with the interests of AAM stockholders and to encourage and support AAM’s strong financial and operational performance. The Compensation Committee estimates that the proposed addition of 5.0 million shares to the 1999 Plan will be sufficient to cover approximately four annual stock-based grants presently anticipated to be awarded beginning in 2005.

SUMMARY OF THE 1999 PLAN

General

The 1999 Plan enables AAM to provide long-term incentives through the grant of a variety of equity-based incentives, including stock options, restricted stock, stock appreciation rights and other stock-based awards (collectively, stock incentives).

Administration and Eligibility

The 1999 Plan is administered by the Compensation Committee, which is authorized to interpret the 1999 Plan, establish and rescind related rules and regulations and make any other determinations that it deems necessary or desirable for administration of the 1999 Plan. The 1999 Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Code and enables the Compensation Committee to award stock incentives. The Compensation Committee determines the number of shares of AAM common stock to be granted as stock incentives and to whom the stock incentives are granted, subject to the 1999 Plan. The maximum number of option or stock appreciation right shares that may be granted to one individual in a calendar year may not exceed 1.5 million.

Under the terms of the 1999 Plan, the Compensation Committee determines the exercise, forfeiture and termination provisions applicable to stock incentives. Stock incentives generally are not transferable or assignable during a participant’s lifetime. Stock incentives may be granted to directors, officers and associates of AAM or any subsidiary. (AAM refers to its employees as associates.) As of March 1, 2004, there were approximately 295 directors, executive officers (vice presidents and above) and executive-level associates eligible to receive stock incentives under the 1999 Plan.

Stock Incentives

Options. At the time of grant, the Compensation Committee will determine whether an option is an incentive stock option (which may qualify for certain federal tax treatment under the Code) or a non-qualified stock option. The Compensation Committee establishes the criteria for the exercise of each option in a participant’s stock incentive agreement. The Compensation Committee also may establish the dates on which an option is exercisable, but no option may be exercisable more than 10 years after the grant date. The option price must be at least 100% of the fair market value of AAM stock on the date the option is granted. The exercise price of an option or payment of related tax withholding obligations may be made in cash, through the tender of previously acquired shares of AAM stock or through a cashless exercise procedure with a broker.

Stock Appreciation Rights. Stock appreciation rights may be granted separately from or in connection with an option. The Compensation Committee will determine the exercise price per share of a stock appreciation right, but in no event may the exercise price be less than the greater of (i) the fair market value of a share of AAM common stock on the date of grant (or the option exercise price if granted in conjunction with an option, or (ii) an amount permitted by applicable laws, rules, bylaws or policies of regulatory authorities or stock exchanges.

Stock Awards. The Compensation Committee may grant, in its discretion, awards of common stock, restricted stock or awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, AAM common stock. The grant or vesting of a stock award may be made contingent on achievement of performance conditions approved by the Compensation Committee. At the time of grant, the Compensation Committee shall determine if a stock award is intended to satisfy the requirements of Code Section 162(m) upon completion of objective performance targets using one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest expense, income taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The maximum amount of a performance-based award to any participant in a calendar year may not exceed $5 million.

Change of Control

Upon a change of control, the Compensation Committee, in its sole discretion, may take action as it deems necessary or desirable with respect to any award granted under the 1999 Plan, including without limitation: (i) the acceleration of an award; (ii) the payment of a cash amount in exchange for the cancellation of an award; and/or (iii) requiring the issuance of substitute awards that will substantially preserve the value, rights and benefits of affected awards previously granted under the 1999 Plan.

Amendment or Termination

Subject to applicable New York Stock Exchange (NYSE) requirements, the Board may amend, alter or terminate the 1999 Plan without stockholder approval, except the Board may not, without stockholder approval, amend the 1999 Plan to increase the total number of shares reserved for issuance or to change the maximum number of shares for which awards may be granted to participants. In addition, no amendment, alteration or termination by the Board may adversely affect the rights of a holder of a stock incentive without the holder’s consent. Unless terminated earlier, the 1999 Plan will terminate on January 8, 2009. Upon termination of the 1999 Plan, outstanding grants and awards made before termination will continue in accordance with their terms. However, no new grants or awards may be made following termination.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion outlines generally the current federal income tax consequences of the 1999 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

A participant who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of AAM common stock on the date of exercise and the option exercise price is a tax preference item that may subject the participant to alternative minimum tax. A participant generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the participant holds the stock acquired for more than one year. A participant who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the participant as long- or short-term capital gain, depending on the length of the holding period. To the extent the participant recognizes ordinary income, AAM receives a corresponding tax compensation deduction.

Nonqualified Stock Options

A participant will not recognize income upon the grant of a nonqualified option. Upon exercise, the participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. The Company is entitled to a tax compensation deduction equal to the ordinary income recognized by the participant. Any taxable income recognized by a participant in connection with an option exercise is subject to income and employment tax withholding. When the participant disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

A participant will not recognize income upon the grant of a stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the cash or fair market value of the shares of AAM common stock received from the exercise, which will be subject to income and employment tax withholding. AAM will receive a tax compensation deduction equal to the ordinary income recognized by the participant.

Stock Awards

Generally, a participant will not be taxed upon the grant of a stock award that is subject to restrictions or performance targets but will recognize ordinary income equal to the cash or fair market value of AAM common stock, or combination thereof, received when the restrictions or performance targets have been satisfied, at which time the participant also will be subject to income and employment tax withholding. The Company will receive a tax compensation deduction equal to the amount of ordinary income recognized by the participant. A participant who receives a stock award that is subject to a “substantial risk of forfeiture,” as defined in Section 83 of the Code, may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the participant will be taxed on the fair market value of the award as of the grant date, and AAM will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the participant.

Code Section 162(m)

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly-paid executive officers of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

It is not possible to determine at this time the number of stock incentives that will be granted in the future to AAM’s directors, executive officers and executive-level associates. However, the table below shows the number of options granted during 2003 to the Co-Founder, Chairman of the Board & Chief Executive Officer and the next four most highly compensated executive officers (collectively, named executive officers), all executive officers as a group, all directors as a group (excluding executive officers) and all other associates as a group (excluding executive officers).

Benefits to Named Executive Officers and Others

	Weighted
	Average	Number of
	Exercise	Shares
Name	Price	Granted

Richard E. Dauch	$23.73	300,000

Joel D. Robinson	$23.73	110,000

Robin J. Adams	$23.73	62,000

Yogendra N. Rahangdale	$23.73	39,000

George J. Dellas	$23.73	25,000

All executive officers as a group	$23.73	804,000

All directors as a group (excluding executive officers)	$24.70	22,500

All other associates as a group (excluding executive officers)	$23.72	1,097,000

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 PLAN.

PROPOSAL NO. 3: RE-APPROVAL OF PERFORMANCE CRITERIA STATED IN THE 1999 PLAN

The Board recommends that AAM stockholders re-approve the performance criteria for performance-based stock incentives under the 1999 Plan. Stockholders are not being asked to re-approve the 1999 Plan itself. Rather, stockholders are requested to re-approve the performance criteria set forth in the 1999 Plan to preserve, to the extent possible, AAM’s ability to deduct compensation associated with future performance-based stock incentive awards to be made under the 1999 Plan as provided in Code Section Section 162(m).

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the named executive officers. However, Code Section 162(m) permits a deduction for compensation that exceeds $1 million paid to each of the named executive officers if such compensation is based on performance criteria that have been approved by stockholders at least every five years.

Stockholders initially approved the performance criteria in 1999 when the 1999 Plan was adopted. The Board is submitting the same performance criteria for re-approval at the 2004 annual meeting of stockholders to satisfy Code Section 162(m). If approved the performance criteria will satisfy the stockholder approval requirements of Code Section 162(m) until 2009.

MATERIAL TERMS OF PERFORMANCE CRITERIA

Performance-based Stock Incentives under the 1999 Plan may be granted to eligible associates who are selected by the Compensation Committee. A performance-based award is determined upon the attainment of written performance criteria approved by the Compensation Committee within 90 days of the start of each performance period, or, if less, the number of days that is equal to 25% of the relevant performance period, while the outcome of that performance period is substantially uncertain. The Compensation Committee (i) approves the eligible associates; (ii) determines the performance period related to each stock award; (iii) determines the size of the award; and (iv) determines the target level of performance by AAM and/or one or more of its divisions or units, or any one of the foregoing, which may be applied on an absolute basis and/or be relative to one or more Competitor Peer Group company (as shown in the Stock Performance Graph) or indices, or any combination thereof.

The performance targets must be based on one or more of the following objective criteria set forth in the 1999 Plan: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; and (xviii) return on assets. The maximum amount of a performance-based award during a calendar year to any one associate shall not exceed $5 million. Performance-based stock incentives shall not be paid until the Compensation Committee determines and states in writing that the performance targets have been attained.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 3.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

In February 2004, the Board adopted the AAM Corporate Governance Guidelines, which, along with the charters and practices of the Board committees, provide the framework for the corporate governance of AAM. At the same time, the Board adopted the AAM Code of Business Conduct applicable to all associates, executive officers and members of the Board. The AAM Corporate Governance Guidelines and the AAM Code of Business Conduct were designed to document existing practices and policies at AAM. The AAM Corporate Governance Guidelines and the AAM Code of Business Conduct comply with the corporate governance listing standards of the NYSE as approved by the SEC. A Code of Ethics for AAM’s CEO, CAO, CFO and other Senior Financial Officers was adopted in 2003. These documents are available on AAM’s website at www.aam.com.

Board Structure and Self-Evaluation

The current Board has nine members and is equally divided into three classes. The members of each class of directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company. Directors hold office until the expiration of their respective terms and their successors have been elected and qualified, or until their earlier death, resignation or removal. In February 2004, the Board adopted a self-evaluation process for itself and each of the Audit, Compensation and Nominating/ Corporate Governance Committees in order to enhance the effectiveness of the Board and its committees.

Board Independence

The AAM Corporate Governance Guidelines require that at least a majority of the AAM Board members are “independent” as defined in the NYSE listing standards. Of the Board’s nine current directors, seven are independent. The number of independent directors on the Board (7 of 9) will continue to exceed a simple majority if all three director nominees are elected at the 2004 annual meeting.

The Board conducts an annual review of director independence by distributing a questionnaire that is designed to elicit information necessary to determine whether each director and nominee is independent. In this manner, the Secretary of AAM receives information from each Board member and nominee regarding past, current and future transactions or relationships with AAM and, based on the information provided, the Board considers whether any relationships or transactions are inconsistent with a determination that a director is independent.

The Board affirmatively determined in February 2004 that director nominees Mr. Martin and Dr. Yang are independent as defined in the NYSE listing standards. The third nominee, Mr. Mathis, is an incumbent non-management director who is not independent due to his family relationship with an AAM executive. All other directors, Mr. Farmer, Mr. Lappin, Mr. McCurdy, Mr. Reilly and Mr. Walker, have been affirmatively determined by the Board to be independent, except for Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer. Further discussion of this matter is in Certain Relationships and Related-Party Transactions.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive session without AAM management present at the end of each scheduled Board meeting. Independent directors meet in executive session without management or non-independent directors present at least once a year. Thomas K. Walker, an independent director, has been selected by the Board to preside at each executive session. Upon conclusion of each executive session, the Board reconvenes to receive feedback (as appropriate) from attendees of the executive sessions.

Stockholder Communication with the Board

Stockholders may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com. Depending on the subject matter of the communication, the Secretary will (i) forward the communication to the director or directors to whom it is addressed; (ii) handle or refer the matter to the appropriate AAM department, for example, Investor Relations if it is a request for information about AAM; or (iii) not forward the communication if it is a commercial solicitation or other inappropriate topic for the Board. At each Board meeting, the Secretary presents a summary of all communications received since the last meeting, if any, and makes all communications available to the Board.

Board Committee Composition

The Board has four standing committees: Audit, Compensation, Nominating/ Corporate Governance, and Executive. Except for the Executive Committee, the standing committees consist entirely of independent directors and operate under written charters that were revised during 2003 and 2004 to comply with NYSE listing standards. The charters of the Audit, Compensation and Nominating/ Corporate Governance Committees are posted on the AAM website (www.aam.com) and are reproduced as Appendices A, B and C, respectively, to this proxy statement. The Board and each of these committees may obtain advice and assistance from outside legal or other advisors as necessary to carry out their responsibilities.

During 2003, the Board held six meetings. Each incumbent director attended 100% of the meetings of the Board and the committees on which he served. All incumbent directors who served at the time attended the 2003 annual meeting of stockholders. The following table shows the number of committee meetings held during 2003 and the membership of the Board’s standing committees as of March 1, 2004.

COMMITTEE MEMBERSHIP TABLE

Nominating/
Corporate
Name of Director(1)	Audit	Compensation	Governance(2)	Executive

Richard E. Dauch				Chair

Forest J. Farmer(4)		Chair	Member

Richard C. Lappin(4)			Chair

Thomas L. Martin(3)(4)	Member

B.G. Mathis

Larry W. McCurdy(4)	Member

John P. Reilly(4)	Member	Member		Member

Thomas K. Walker(4)	Chair	Member	Member	Member

Dr. Henry T. Yang(3)(4)

Number of Meetings in 2003	4	10	2	6

Notes to Table:

(1)	Incumbent directors as of March 1, 2004
(2)	Established in May 2003
(3)	Appointed to the Board in February 2004
(4)	Independent as defined in NYSE listing standards

Audit Committee

AAM has a separately designated standing Audit Committee consisting entirely of directors who are independent as defined in the NYSE listing standards. In February 2004, the Board appointed director nominee Thomas L. Martin to serve on the Audit Committee. Following the new director selection and evaluation process, the Board determined that Mr. Martin qualified as an “audit committee financial expert” pursuant to SEC rules and regulations. Previously, the Board determined that Audit Committee member Larry W. McCurdy is an “audit committee financial expert.”

The Audit Committee assists the Board in fulfilling its oversight responsibility concerning the quality and integrity of AAM’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and internal audit function. Specific responsibilities of the Audit Committee are delineated in its charter (Appendix A).

During 2003, the Audit Committee established procedures for: (a) the receipt, retention and treatment of complaints received by AAM regarding accounting, internal accounting controls, or auditing matters (collectively, accounting matters); and (b) the confidential, anonymous submission by associates of concerns regarding questionable accounting matters. The AAM Business Ethics Line, a toll-free phone number for AAM associates to report concerns related to accounting matters and other legal or ethical issues, became available in September 2003 in every country in which AAM has operations. The AAM Business Ethics Line provides for anonymous reporting in English, Spanish or Portuguese. The Audit Committee receives regular reports of calls received, including the subject matter, investigation activities and resolution of each matter. As of March 1, 2004, the AAM Business Ethics Line has received no reports of questionable accounting matters.

Compensation Committee

The Compensation Committee establishes and reviews AAM’s overall executive compensation philosophy and programs to support AAM’s business strategies and objectives. Some of the Compensation Committee’s responsibilities, which are described more fully in the charter attached as Appendix B, are to: (a) review and approve the compensation and benefits of the

Chief Executive Officer and other executive officers, subject to any employment agreement; (b) recommend to the Board long-term incentive compensation and equity-based plans; (c) oversee the administration and structure of long-term incentive compensation plans for executive officers and executive-level associates to determine applicability of tax deductions pursuant to Code Section 162(m); and (d) produce a Compensation Committee report on executive compensation as required by the SEC for the annual proxy statement.

Nominating/Corporate Governance Committee

The Board established a Nominating/ Corporate Governance Committee in May 2003 consisting entirely of independent directors as defined in the NYSE listing standards. The Committee’s primary duties are to: (a) identify, evaluate and recommend candidates to serve on the Board and Board committees; (b) develop corporate governance guidelines for adoption by the Board and recommend appropriate action related to corporate governance in light of regulatory developments; and (c) oversee and approve the process for management succession planning for the Chief Executive Officer and other executive officers.

Director Qualifications. The Board has delegated to the Nominating/ Corporate Governance Committee the responsibility for reviewing and recommending nominees for membership on the Board. Candidates for director nominees to the Board are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the interests of the stockholders. The AAM Corporate Governance Guidelines do not set minimum standards; rather, they describe desired qualities, which may vary from time to time, including without limitation: (a) high ethical character and shared values with AAM; (b) high-level leadership experience and achievement at a policy-making level in business or in educational or professional activities; (c) knowledge of issues affecting AAM; (d) financial, technical, international business or other expertise or industry knowledge; (e) willingness to apply sound, independent business judgment; and (f) sufficient time and availability to effectively carry out a director’s duties.

Selection Process for New Director Nominees. The Nominating/ Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board. In consultation with the Co-Founder, Chairman of the Board & Chief Executive Officer, the Committee identifies the need to add a new director or fill a vacancy on the Board and makes recommendations to the Board based on referrals from any Board member or other appropriate source. The qualifications of potential candidates are evaluated and, following this initial screening, individuals meeting the Board’s criteria are recommended for further consideration and interviews by the Chair of the Nominating/ Corporate Governance Committee and other Board members, as appropriate under the circumstances. As a final step, the Nominating/ Corporate Governance Committee recommends the candidate(s) for Board approval.

The Nominating/ Corporate Governance Committee and the Board followed this procedure in filling vacancies on the Board resulting from two resignations in December 2003. Mr. Martin and Dr. Yang were identified as potential director candidates by the Co-Founder, Chairman of the Board & Chief Executive Officer. Upon conclusion of the evaluation process, the Nominating/ Corporate Governance Committee received unanimous Board approval in February 2004 for the selection of Mr. Martin and Dr. Yang to fill the vacancies and to stand for election at the 2004 annual meeting of stockholders.

The Nominating/ Corporate Governance Committee follows the procedures set forth in AAM’s bylaws and SEC rules and regulations with respect to consideration of candidates recommended by stockholders. These procedures are described in Other Information, Stockholder Proposals for 2005 Annual Meeting.

Nominees for Re-election to the Board. The Board believes that incumbent directors should not expect automatic re-nomination for successive terms of office. Accordingly, incumbent directors are subject to evaluation by the Nominating/ Corporate Governance Committee and/or the Board

before being nominated for re-election by the stockholders. The Board considers, among other things, an incumbent director’s meeting attendance record and contributions to the activities of the Board.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership Table.

DIRECTORS’ COMPENSATION

•	DIRECTORS’ COMPENSATION: AAM does not pay directors who are employed by AAM additional compensation for their services as directors. Except for Mr. Friedman and Mr. Pearlman, former AAM directors affiliated with Blackstone, non-employee directors received compensation in 2003 and will be compensated in 2004 as follows:

•	an annual retainer of $40,000;

•	$1,500 for each Board meeting attended;

•	$3,000 for each committee meeting attended by each committee chair;

•	$2,000 for each committee meeting attended by each committee member;

•	reimbursement of expenses of attending Board and committee meetings;

•	eligibility to participate in the American Axle & Manufacturing Holdings, Inc. Executive Deferred Compensation Plan; and

•	upon election to the Board, options to purchase AAM common stock under the 1999 Plan at the closing price on the date of the grant at a vesting rate of 2,500 shares per year during the director’s term of office.

•	DIRECTORS’ STOCK OWNERSHIP GUIDELINES: The Board recommends that each director maintain ownership of at least 1,000 shares of AAM stock. As of March 1, 2004, all AAM directors own at least 1,000 shares of AAM common stock.

SECURITY OWNERSHIP OF AAM DIRECTORS AND OFFICERS AND

CERTAIN BENEFICIAL OWNERS

The following table shows the amount of common stock beneficially owned as of March 1, 2004 by each named executive officer, each director, executive officers and directors as a group and each person known to own 5% or more of AAM’s common stock. Unless otherwise indicated, the principal address of each stockholder below is c/o American Axle & Manufacturing & Holdings, Inc., One Dauch Drive, Detroit, MI 48211-1198. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to the common stock. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares underlying the options held by each person that are exercisable within 60 calendar days of March 1, 2004, but excludes shares underlying any options held by any other person. Percentage of beneficial ownership is based on 52,181,500 shares of common stock outstanding as of March 1, 2004, and assumes the exercise of options to purchase 1,295,461 shares that were granted before AAM’s initial public offering and are currently exercisable.

Beneficial Ownership Table

	Shares of
	Common Stock	Percent
	Beneficially	of
Name	Owned	Class

Robin J. Adams(1)	267,257	*

Richard E. Dauch(1)(2)	8,475,624	15.6%

George J. Dellas(1)	278,951	*

Forest J. Farmer(1)	7,000	*

Richard C. Lappin	6,000	*

Thomas L. Martin	1,000	*

B. G. Mathis(1)	390,781	*

Larry W. McCurdy(1)	5,000	*

Yogendra N. Rahangdale(1)	79,670	*

John P. Reilly(1)	7,000	*

Joel D. Robinson(1)	143,000	*

Thomas K. Walker(1)	7,000	*

Dr. Henry T. Yang	1,000	*

All directors and executive officers as a group, including those named above(3)	10,636,923	19.2%

AXA Financial, Inc.(4)	3,073,345	5.7%

Barclays Global Investors NA/CA/(5)	6,612,902	12.4%

FMR Corp.(6)	5,850,180	10.9%

Sandra J. Dauch Gift Trust dated May 25, 1998(7)	3,449,390	6.5%

Notes to Table:

(*)	Represents holdings that do not exceed 1%.
(1)	Includes shares issuable pursuant to options currently exercisable or exercisable within 60 days as follows: Mr. Adams — 264,010; Mr. Dauch — 755,000; Mr. Dellas — 277,951; Mr. Farmer — 6,000;

Mr. Mathis — 338,781; Mr. McCurdy — 4,000; Mr. Rahangdale — 74,670; Mr. Reilly — 6,000; Mr. Robinson — 143,000; Mr. Walker — 6,000.
(2)	Includes 3,619,834 shares held by the Dauch Annuity Trust 2004 and the Dauch Annuity Trust 2007 (collectively, the Trusts) and 650,000 shares held by the Richard E. and Sandra J. Dauch Family Foundation (Foundation). Mr. Dauch is trustee of the Trusts and president of the Foundation and has power to sell, transfer or otherwise dispose of shares owned by the Trusts and the Foundation. Also includes 3,449,390 shares of common stock held by the Sandra J. Dauch Gift Trust dated May 25, 1998 of which Mr. Dauch’s spouse is trustee. Mr. Dauch disclaims beneficial ownership of AAM common stock held by this trust.
(3)	Includes 2,809,604 shares issuable pursuant to options currently exercisable or exercisable within 60 days.
(4)	Based on the most recent Schedule 13G filed with the SEC jointly by an affiliated group of investors through March 1, 2004, indicating sole voting power — 2,635,565 shares; shared voting power — 12,075 shares; sole dispositive power — 3,023,145; and shared dispositive power — 50,200 (principal address: 1290 Avenue of the Americas, New York, NY 10104).
(5)	Based on the most recent Schedule 13G filed with the SEC jointly by a group of affiliated investors through March 1, 2004 (principal address: 45 Fremont Street, San Francisco, CA 94105).
(6)	Based on the most recent Schedule 13G filed with the SEC through March 1, 2004 (principal address: 82 Devonshire Street, Boston, MA 02109).
(7)	Based on the most recent Schedule 13G filed with the SEC through March 1, 2004. Mr. Dauch’s spouse is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Other than the forms referenced below, we believe that all Section 16(a) filing requirements applicable to our officers, directors and owners of more than 10% of a registered class of AAM’s equity securities were met during fiscal year 2003. A Form 4 disclosing one transaction was filed one day late for David C. Dauch, Senior Vice President, Sales, Marketing & Driveline Division.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following graph compares the percentage change in the cumulative total stockholder return on AAM’s common stock during the period beginning on January 29, 1999 (the first day of trading after AAM’s initial public offering) and ending on December 31, 2003 with the cumulative total return of a Previous Competitor Peer Group, a Revised Competitor Peer Group, on an industry index, and on the Standard & Poor’s 500 composite index. As a result of a review of our peer group companies, we have removed Federal Mogul Corporation, TRW, Inc. and Hayes Lemmerz International Inc. from our Previous Competitor Peer Group. These companies were removed as they either ceased to be publicly traded or were re-organized under the U.S. bankruptcy laws. We have determined that Autoliv Inc., Collins & Aikman, Magna International, and Tenneco Automotive are suitable replacements because their primary investment characteristics and/or investor base are similar to those of AAM and have included them in our Revised Competitor Peer Group. For comparison purposes, we have included in the accompanying graph our Previous Competitor Peer Group.

Comparison of Cumulative Total Return Among AAM, Competitor Peer Groups,

Industry Index and S&P 500 Index(1)

Company/Index/Market	1/29/99	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03

American Axle & Manufacturing Holdings, Inc. (NYSE - AXL)(2)	100.00	73.21	47.93	129.09	141.40	244.05

Previous Competitor Peer Group(3)	100.00	81.40	55.13	64.59	56.77	66.34

Revised Competitor Peer Group(4)	100.00	79.69	57.18	75.27	57.69	88.65

Motor Vehicle Parts(5)	100.00	83.81	62.88	76.23	71.64	102.67

S&P Composite(6)	100.00	116.19	105.61	93.06	72.49	93.28

Notes to Table:

(1)	Assumes $100 invested on January 29, 1999 and reinvestment of dividends for the period of January 29, 1999 through December 31, 2003.

(2)	AXL — American Axle & Manufacturing Holdings, Inc. (as compiled by Media General Financial Services of Richmond, VA).
(3)	Previous Competitor Peer Group — Consists of the following companies: ArvinMeritor, Inc., BorgWarner Automotive, Dana Corporation, Delphi Automotive Systems, Dura Automotive Systems, Federal-Mogul Corporation, Hayes Lemmerz International, Inc., Lear Corporation, Tower Automotive, Inc., TRW, Inc. and Visteon Corporation.
(4)	Revised Competitor Peer Group — Consists of the following companies: ArvinMeritor, Inc., Autoliv Inc., BorgWarner Automotive, Collins & Aikman, Dana Corporation, Delphi Automotive Systems, Dura Automotive Systems, Lear Corporation, Magna International, Tenneco Automotive, Tower Automotive, Inc. and Visteon Corporation.
(5)	SIC Code 3714 — Motor Vehicle Parts & Accessories (as compiled by Media General Financial Services of Richmond, VA).
(6)	S&P 500 — Standard & Poor’s 500 Total Return Index (as compiled by Media General Financial Services of Richmond, VA).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview: The Compensation Committee consists entirely of directors who are (i) independent as defined in the NYSE listing standards; (ii) non-employees as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended and (iii) outside for purposes of Section 162(m) of the Code. The Compensation Committee establishes and reviews AAM’s overall executive compensation philosophy and programs to support AAM’s business strategy and objectives. The Compensation Committee also administers and makes awards under AAM’s stock incentive plans.

Compensation Philosophy: Since its inception, AAM has followed the philosophy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. For executive officers and executive-level associates, a substantial portion of compensation is comprised of variable, at-risk elements with a significant portion based on the long-term success of AAM. Based on AAM’s compensation philosophy, AAM executive officers and executive-level associates are given the opportunity to earn above-median compensation through AAM’s long-term incentive plans, which reward superior performance by AAM and the individual over the long-term. This compensation philosophy, as approved by the Compensation Committee, is incorporated in our total compensation program, which is designed to:

•	Encourage and support AAM’s strong financial and operational performance;

•	Align executive compensation with the long-term interests of stockholders by providing stock incentives, encouraging stock ownership and emphasizing performance-based compensation linked to AAM’s performance with respect to return on invested capital, cash flow and net income as a percentage of sales; and

•	Provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced associates.

Compensation Methodology: In order to attract, motivate and retain superior associates, AAM strives to provide a comprehensive compensation program for AAM executive officers and executive-level associates that is competitive and emphasizes performance-based components. The Compensation Committee periodically reviews the compensation information of other companies and assesses AAM’s overall competitive position based on four components of compensation: (1) base salary, (2) annual incentives, (3) long-term incentives and (4) benefit programs.

To assist in evaluating the competitiveness of its compensation program, AAM participates in and reviews compensation and benefit surveys compiled by third-party consultants and professional organizations. The Compensation Committee considers this information, in addition to general industry compensation information, when deciding whether or not to modify existing compensation or benefits programs or to establish new programs. The data reviewed includes such factors as company revenue, capitalization, operating and financial performance and employee population, and the managerial responsibility and reporting relationships of the individuals under consideration. Based on this review, the Compensation Committee concluded that overall base salaries and benefits for AAM executive officers and executive-level associates were appropriate relative to that of similarly situated individuals at comparable companies, as discussed in more detail below.

Components of Compensation: The principal components of compensation (excluding benefit programs) are as follows:

Annual Base Salary. Annual base salary is intended to compensate executives for their level of responsibility and sustained individual performance. The Compensation Committee approves in advance salary adjustments for all AAM executive officers, considering each individual’s performance evaluation, responsibility and position. The Compensation Committee establishes salaries based, in part, on an examination of survey data from a comparative group of companies, gathered by an independent consulting firm specializing in executive compensation, which includes some of AAM’s Competitor Peer Group companies and others.

Annual Incentive Awards. Except for the Co-Founder, Chairman of the Board & Chief Executive Officer, whose compensation is subject to an employment agreement, AAM executive officers and executive-level associates are eligible to receive annual performance-based cash bonus awards pursuant to the Amended and Restated American Axle & Manufacturing, Inc. Executive Incentive Compensation Plan (as amended, executive bonus plan). Designed to promote the achievement of AAM’s business objectives, the executive bonus plan takes into consideration compensation practices (base salary and annual incentives) of Competitor Peer Group companies and others based on their size, locale, industry, and financial and operational performance, and also requires that AAM achieve a minimum level of financial performance in the applicable fiscal year in order for any bonus payments to be payable.

The executive bonus plan links annual cash bonus awards to the achievement of Compensation Committee-approved financial and operational targets that are measured in terms of return on invested capital, cash flow, and net income as a percentage of sales. The Compensation Committee determines which of the financial and operational measurements will be used for the coming fiscal year, applicable targets, and weighting of each target relative to computation of annual cash bonus awards. As part of the financial and operational targets, the Compensation Committee has specified that a portion of the annual cash bonus payable to executive-level associates pursuant to the executive bonus plan shall be based on measures of plant productivity and/or individual performance against pre-determined goals relative to the position held by each individual.

The Compensation Committee also established minimum corporate financial performance results that AAM must achieve as a condition for executive officers and executive-level associates to be eligible to receive any cash bonus payments pursuant to the executive bonus plan. If AAM fails to achieve minimum financial targets, no annual cash bonus award payments will be payable to executive officers or executive-level associates under the executive bonus plan for the applicable fiscal year.

Long-term Incentive Compensation. In 2003 and previous years, non-qualified stock options were the principal form of long-term incentive compensation provided to executive officers and executive-level associates. The Compensation Committee reviews and approves all such stock option grants to executive officers and executive-level associates.

Pursuant to the terms of AAM’s stock option plans, non-qualified stock options granted have contractual terms of 10 to 12 years from the date of grant. The exercise price is the fair market value of AAM’s common stock on the date of grant. Options awarded in 2003 were awarded under the 1999 Plan and vest over three years’ employment following the date of grant. Options awarded before 2000 were also awarded under the Amended and Restated American Axle & Manufacturing Holdings, Inc. Management Stock Option Plan (1997 Plan) and vested over seven years’ employment following the date of grant, or over five years contingent upon the achievement of certain performance criteria. All performance criteria and vesting periods in the 1997 Plan have been attained and, accordingly, all stock options awarded under the 1997 Plan have vested. Stock options awarded to individuals under either the 1999 Plan or the 1997 Plan provide compensation only to the extent the value of AAM’s common stock exceeds the option value on the date of grant.

When determining the number of stock options to be awarded under AAM’s stock option plans, the Compensation Committee considers AAM’s financial performance, practices at certain automotive and automotive parts manufacturing companies, which may include Competitor Peer Group companies, and the prospective recipient’s individual performance.

Although historically the Compensation Committee has utilized stock options as the primary means for providing long-term incentives, the 1999 Plan also provides for stock awards, including restricted stock. The stock incentives may be granted conditioned on the attainment of various performance targets set forth in the 1999 Plan, subject to the discretion of the Compensation Committee.

Compensation of the Co-Founder, Chairman of the Board & Chief Executive Officer: Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer, participates in the same programs and receives compensation based on the same factors as other AAM executive officers. However, his overall compensation, approved by the Compensation Committee, reflects a greater degree of policy and decision-making authority and a higher level of responsibility for AAM’s strategic direction and financial and operational results. Mr. Dauch’s compensation is specifically addressed in his employment agreement dated November 6, 1997, as amended (employment agreement), and a supplemental compensation agreement dated December 20, 2000 (supplemental compensation agreement). The employment agreement establishes his base salary, his eligibility to receive a bonus and an annual grant of stock options. The employment agreement includes a covenant not to compete for two years following expiration. AAM may terminate Mr. Dauch’s employment agreement for cause, as defined therein.

Fiscal Year 2003 Performance. Pursuant to Mr. Dauch’s employment and supplemental compensation agreements, the Compensation Committee determined his salary and bonus for 2003 based on AAM’s financial performance, as measured by adjusted net income, return on invested capital and cash flow. AAM has continued to perform well in 2003, despite difficult economic and industry conditions, and the Compensation Committee determined that AAM’s superior performance in 2003 was due in large measure to Mr. Dauch’s leadership. Significant achievements for AAM in 2003 included:

•	The highest levels of performance in AAM’s history (1994-2003) in the following areas:

•	Sales of $3.7 billion

•	Operating income of $346.3 million

•	Net income of $197.1 million

•	Cash flow from operations of $496.9 million

•	Earnings per share (EPS) of $3.70

•	Increased gross margin and record net income margin

•	Return on invested capital of 16.1%, placing AAM within the top of its Competitor Peer Group

•	Reduced net debt levels and net debt-to-capital ratio

•	Upgrades by rating agencies (Moody’s and S&P) to investment grade level

•	Public recognition for the highest total stockholder return among global parts suppliers for 2001 through 2003 (PricewaterhouseCoopers/ Automotive News) and best managed company in its sector (Forbes).

Based on AAM’s financial performance, Mr. Dauch earned an annual cash bonus of $3.95 million, and, pursuant to his employment agreement, Mr. Dauch was granted stock options in the amount of 300,000 shares. As provided in his supplemental compensation agreement, Mr. Dauch received $2,360,873 in 2003, which represented an annual installment of an aggregate amount of

$11.8 million, which the Company agreed to pay Mr. Dauch beginning on December 31, 2001, in cash or in shares of AAM common stock at the then current market price, at AAM’s discretion.

Section 162(m) of the Code: Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly-paid executive officers of a publicly-traded corporation. The Compensation Committee periodically reviews AAM’s executive compensation plans to determine compliance with Section 162(m) of the Code. The Compensation Committee may recommend that non-deductible compensation be paid to one or more AAM executive when such compensation is deemed to be in the best interests of AAM stockholders, which the Committee did in 2003.

During 2003, the Co-Founder, Chairman of the Board & Chief Executive Officer received compensation in excess of the $1 million limitation on deductibility under Section 162(m) of the Code. Consequently, a portion of the compensation earned by Mr. Dauch was not deductible by AAM in the determination of its 2003 income tax expense. Section 162(m) of the Code did not impact AAM’s ability to take a tax deduction for compensation paid to any other AAM executive officer or executive-level associate eligible for bonus or stock options.

Compensation of Other AAM Executive Officers and AAM Executive-level Associates

Executive Officers. The Compensation Committee approves the base salaries, bonus awards and stock incentives for other AAM executive officers. The Compensation Committee concluded that the approved base salaries and bonus awards to other AAM executive officers in 2003 were appropriate (a) as compared with base salaries and bonus awards paid to individuals in comparable positions at Competitor Peer Group companies and other companies of comparable size, locale, industry, and operational and financial performance, using data from recognized compensation surveys, (b) considering the duties, experience, and performance of each individual, and (c) based on AAM’s executive compensation plans which govern these matters.

Executive-Level Associates. The Compensation Committee approved an overall 2003 base salary merit budget for AAM executive-level associates that is based on survey data covering Competitor Peer Group companies and other companies of comparable size, locale, industry and operational and financial performance, using data from recognized compensation surveys. The base salary for each executive-level associate is based on his or her duties, experience and performance and the constraints of the 2003 base salary merit budget. The Compensation Committee concluded that the 2003 base salary merit budget was appropriate based on survey data as described above.

The Compensation Committee approved the calculations of bonus payments to executive-level associates for 2003 under the executive bonus plan. The bonus amounts paid in 2003 were based on AAM measures of net income as a percent of sales, return on invested capital and cash flow. Measures of unit productivity or achievement of individual goals were also included in the calculations. Bonus amounts were derived based on achievements against these measures. The Compensation Committee also authorized the granting of stock options to AAM executive-level associates based on AAM’s overall compensation philosophy.

Management’s Stock Ownership Guidelines: AAM policy and practice considers management stock ownership to be an important means of linking management’s interests to those of stockholders. As of March 1, 2004, AAM executive officers as a group owned approximately 7.8 million shares or 14.9% of AAM’s issued and outstanding common stock.

Summary: The Compensation Committee believes that AAM’s current compensation philosophies, methodologies and programs are consistent with AAM’s business strategy and objectives. The Compensation Committee believes that the compensation components are effective in attracting, retaining and motivating highly qualified individuals and provide appropriate incentives to reward them for achieving AAM’s goals and objectives. The Compensation Committee regularly reviews the compensation components and other compensation matters to assure that compensation and benefits support the achievement of AAM’s business strategies and objectives.

Respectfully submitted by the members of the Compensation Committee of the Board:

Forest J. Farmer, Chairman
Thomas K. Walker
John P. Reilly

EXECUTIVE COMPENSATION, RETIREMENT PROGRAM

AND EMPLOYMENT AND CONTINUITY AGREEMENTS

The following table sets forth the annual compensation paid to or earned by the named executive officers in 2003.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
				Other Annual	Underlying	All Other
Name and		Base Salary	Bonus	Compensation	Options	Compensation
Principal Position (a)	Year	($)	($)(b)	($)(c)	(#)	($)(d)

Richard E. Dauch	2003	1,129,750	3,950,000	25,838,053	300,000	39,890
Co-Founder, Chairman of the	2002	1,012,917	3,550,000	22,992,873	300,000	39,096
Board & Chief Executive Officer	2001	920,833	2,805,000	2,360,873	300,000	36,589

Joel D. Robinson	2003	330,804	520,000	4,515,216	110,000	18,723
President & Chief	2002	315,000	450,000	2,794,109	110,000	16,176
Operating Officer	2001	300,000	400,000	—	100,000	15,602

Robin J. Adams	2003	268,194	440,000	—	62,000	16,551
Executive Vice President —	2002	251,868	375,000	—	65,000	16,043
Finance & Chief Financial Officer	2001	237,552	300,000	—	60,000	14,609

Yogendra N. Rahangdale	2003	242,467	420,000	1,034,575	39,000	16,278
Executive Vice President &	2002	220,500	325,000	491,182	40,000	15,118
Chief Technology Officer	2001	210,000	250,000	—	35,000	12,779

George J. Dellas	2003	248,096	400,000	5,014,501	25,000	11,973
Vice President, Quality	2002	236,256	340,000	3,177,255	23,000	12,230
Assurance & Customer Satisfaction	2001	225,000	240,000	—	22,000	11,195

Notes to Table:

(a)	Titles shown are as of December 31, 2003.
(b)	Bonuses shown are as earned in the year indicated and paid in the following year.
(c)	Other Annual Compensation includes earnings from exercises of vested stock options issued under the 1999 Plan and/or the 1997 Plan and, for Mr. Dauch, includes payments pursuant to the supplemental compensation agreement described in the Report of the Compensation Committee on Executive Compensation.
(d)	All Other Compensation for 2003, 2002 and 2001 represents: (1) Company matching contributions in AAM’s 401(k) plan and a non-qualified deferred compensation plan, (2) the dollar value of life insurance premiums and benefits, and (3) the dollar value of perquisites and other personal benefits, including a company-provided vehicle. For 2003, these amounts are, respectively: Mr. Dauch — $6,000, $27,375 and $6,515; Mr. Robinson — $6,000, $3,485 and $9,238; Mr. Adams — $6,547, $1,679 and $8,325; Mr. Rahangdale — $6,000, $2,519 and $7,759; Mr. Dellas — $-0-, $3,485 and $8,488. For 2002, these amounts are, respectively: Mr. Dauch — $6,000, $27,064 and $6,032; Mr. Robinson — $6,000, $1,488 and $8,688; Mr. Adams — $6,438, $1,433 and $8,172; Mr. Rahangdale — $6,378, $1,368 and $7,372; Mr. Dellas $-0-, $3,174 and $9,056. For 2001, these amounts are, respectively: Mr. Dauch — $5,100, $26,171 and $5,318; Mr. Robinson — $5,100, $2,281 and $8,221; Mr. Adams — $5,100, $1,038 and $8,471; Mr. Rahangdale — $5,100, $1,386 and $5,915; and Mr. Dellas $0, $2,281 and $8,914.

The following table sets forth additional information concerning stock options granted to the named executive officers in 2003.

STOCK OPTION GRANTS IN 2003

						Potential Realizable Value
						at Assumed Annual Rates
						of Stock Price
						Appreciation for
	Individual Grants					Option Term (3)

			Percent of
			Total
	Securities Underlying		Options
	Options Granted (2)		Granted to	Exercise		5%	10%
Name and			Employees	or Base		Stock	Stock
Principal			in Fiscal	Price	Expiration	Price	Price
Position (1)	Date	Number	Year	($/share)	Date	$38.65	$61.55

Richard E. Dauch Co-Founder, Chairman of the Board & Chief Executive Officer	1/22/2003	300,000	15.6%	23.73	1/22/2013	$4,476,000	$11,346,000

Joel D. Robinson President & Chief Operating Officer	1/22/2003	110,000	5.7%	23.73	1/22/2013	$1,641,200	$4,160,200

Robin J. Adams Executive Vice President — Finance & Chief Financial Officer	1/22/2003	62,000	3.2%	23.73	1/22/2013	$925,040	$2,344,840

Yogendra N. Rahangdale Executive Vice President & Chief Technology Officer	1/22/2003	39,000	2.0%	23.73	1/22/2013	$581,880	$1,474,980

George J. Dellas Vice President, Quality Assurance & Customer Satisfaction	1/22/2003	25,000	1.3%	23.73	1/22/2013	$373,000	$945,500

Notes to Table:

(1)	Titles shown are as of December 31, 2003.
(2)	These nonqualified options were granted under the 1999 Plan at an exercise price equal to the fair market value of a share of AAM common stock on the date of grant. The options will become exercisable in three substantially equal annual installments beginning January 22, 2004 and expire on January 22, 2013.
(3)	In accordance with SEC regulations, hypothetical gains that would exist for the respective options are shown using assumed rates of appreciation of 5% and 10%, respectively. The ultimate value of the options will depend on the actual market value of AAM’s common stock at a future date. The potential realizable value is shown net of the option exercise price, but before income taxes associated with exercise. The estimated amounts represent assumed annual compounded rates of appreciation in the market price for AAM’s common stock from the date of grant through expiration of the options. Based on the closing price of $23.73 per share for AAM common stock as reported on the NYSE on January 22, 2003, the 5% and 10% rates of appreciation for a period of 10 years from such date would result in per share prices of $38.65 and $61.55, respectively. This presentation is based on the disclosure format prescribed by the SEC and is not a forecast of future appreciation of the common stock price. In addition, the named executive officers will not benefit unless the common stock price increases above the exercise price for each stock option.

The following table sets forth additional information concerning stock options exercised during 2003, options held and their values at December 31, 2003 by the named executive officers.

AGGREGATED OPTION EXERCISES IN 2003 AND DECEMBER 31, 2003 OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money
	Shares		at Year-End		Options at Year-End (3)
	Acquired		(#)		($)
	on	Value
Name and	Exercise	Realized (2)
Principal Position (1)	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Dauch Co-Founder, Chairman of the Board & Chief Executive Officer	1,114,275	23,477,180	455,000	600,000	11,458,600	11,402,700

Joel D. Robinson President & Chief Operating Officer	238,040	4,515,216	36,300	216,700	590,601	4,076,809

Robin J. Adams Executive Vice President — Finance & Chief Financial Officer	—	—	201,650	125,350	5,164,106	2,368,425

Yogendra N. Rahangdale Executive Vice President & Chief Technology Officer	62,120	1,034,575	36,650	77,350	955,081	1,451,580

George J. Dellas Vice President, Quality Assurance & Customer Satisfaction	150,000	5,014,501	254,621	47,670	9,077,518	897,169

Notes to Table:

(1)	Titles shown are as of December 31, 2003.
(2)	Value realized is equal to the difference between the stock option exercise price and the fair market value of AAM common stock at the date of exercise multiplied by the number of stock options exercised.
(3)	Value is equal to the difference between the stock option exercise price and the closing market price of AAM common stock reported on the NYSE on December 31, 2003 of $40.42 multiplied by the number of stock options held. Dollar values are calculated on a pre-tax basis.

Retirement Program and Pension Plan Tables

AAM maintains the following defined benefit plans for AAM executive officers and certain other AAM executive-level associates who are not officers of the Company (collectively, Eligible AAM Executives — 55 total):

•	American Axle & Manufacturing, Inc. Retirement Program for Salaried Employees (RPSE), which is a qualified plan; and

•	American Axle & Manufacturing, Inc. Supplemental Executive Retirement Plan (SERP), which is a non-qualified plan. Benefits are paid from current earnings of AAM.

RPSE. The RPSE covers substantially all AAM salaried associates and consists of noncontributory benefits and optional contributory benefits. If Eligible AAM Executives do not elect to contribute to the RPSE, they are entitled to receive basic retirement benefits equal to a flat dollar amount per year of credited service, which are essentially equivalent to the benefits under the American Axle & Manufacturing, Inc. Hourly-Rate Employees Pension Plan maintained by AAM for its hourly associates. All Eligible AAM Executives are entitled to this flat dollar per year of service benefit. In accordance with its terms, benefits under the RPSE fully vest after five years of credited service and are payable at the normal retirement age of 65, or earlier, on a reduced basis, at the election of the participant. Supplemental early retirement benefits are available for certain employees hired before 1988.

The contributory portion of the RPSE provides defined benefits under a formula based on eligible years of credited service (maximum 35 years) and the average monthly base salary received in the highest 60 months out of the final ten years of service. In addition, upon retirement at or after age 65, employees receive an annual retirement benefit that is equal to the sum of their contributions to the RPSE. The benefits are subject to certain Code limitations that change from time to time. For the 12-month period ending December 31, 2003, the Code limited the total remuneration that may be included for purposes of determining benefits under the RPSE to $200,000 on an annualized basis.

SERP. Under the SERP, Eligible AAM Executives who made the optional specified contributions to the RPSE are also eligible to receive the greater of a “regular” form of the SERP benefit or an “alternative” form of the SERP benefit. Total monthly retirement benefits for an Eligible AAM Executive receiving the “regular” form of the SERP benefit are equal to the sum of the following: (1) 2% of the average monthly base salary received in the highest 60 months out of the final ten years of service; (2) multiplied by the eligible years of credited service as an employee of AAM (as calculated for the RPSE); and (3) less the sum of all benefits payable under the RPSE (before reduction for any survivor option) plus the product of 2%, multiplied by the maximum monthly social security benefit payable to a person retiring at age 65, multiplied by the number of years of credited service as an employee of AAM (as calculated for the RPSE).

Total monthly retirement benefits for an Eligible AAM Executive receiving the “alternative” form of the SERP benefit are computed so that the sum of the RPSE benefits and the alternative form of SERP benefits equal the sum of the following: (1) the product of 1.5% multiplied by the average monthly compensation (including bonus) of the Eligible AAM Executive’s highest five years of total direct compensation out of the last 10 years; (2) multiplied by eligible years of credited service as an employee of AAM (as calculated for purposes of the RPSE); and (3) less 100% of the maximum monthly social security benefit payable to a person in the year of retirement. Supplemental executive retirement benefits otherwise payable under the alternative formula can be reduced or eliminated at the discretion of the Compensation Committee and the Board.

Since the SERP is not subject to ERISA, neither the average monthly base salary used as a factor in determining benefits under the “regular” form nor the total direct compensation (including bonus) used as a factor in determining benefits under the “alternative” form is subject to a limitation under the Code.

Estimated Total Retirement Benefit. The total estimated annual retirement benefits payable to Eligible AAM Executives, including named executive officers, under the RPSE and the SERP are set forth in the following tables:

Table I — RPSE and “Regular” SERP. Table I shows the estimated total annual retirement benefit under the RPSE and the “regular” form of the SERP related to final base salary as of December 31, 2003, that would be payable in 12 equal monthly installments per annum as a single life annuity to Eligible AAM Executives retiring in 2004 at age 65. The benefits shown are based upon participation in the optional contributory portion of the RPSE and maximum annual social security benefits of $21,900 payable to persons retiring in 2004. If an Eligible AAM Executive elects to receive benefits in the form of a 65% joint and survivor annuity to the Eligible AAM Executive and his or her spouse, the amounts shown would generally be reduced by 5%, subject to certain adjustments depending on the age differential between the Eligible AAM Executive and his or her spouse.

TABLE I

Projected Total Annual Retirement Benefits — RPSE plus “Regular” SERP

Highest Five-Year Average
Annual Total
Base Salary**	Years of Eligible Contributory Credited Service*

	15	20	25	30	35

150,000	44,540	59,390	74,240	89,090	103,940

200,000	53,430	71,240	89,050	106,860	124,670

300,000	83,430	111,240	139,050	166,860	194,670

400,000	113,430	151,240	189,050	226,860	264,670

600,000	173,430	231,240	289,050	346,860	404,670

800,000	233,430	311,240	389,050	466,860	544,670

1,000,000	293,430	391,240	489,050	586,860	684,670

1,200,000	353,430	471,240	589,050	706,860	824,670

*	Maximum contributory credited service under the contributory portion of the RPSE and SERP is 35 years. As of December 31, 2003, the number of years of contributory credited service for named executive officers were: Mr. Dauch, Mr. Robinson and Mr. Dellas — 9.8333, Mr. Adams — 4.5 and Mr. Rahangdale — 8.4167.

**	The annual base salaries for the most recent years considered in the calculations of the averages are reported in the Summary Compensation Table in the Base Salary column.

Table II — RPSE and “Alternative” SERP. Table II shows the estimated total annual retirement benefit under the RPSE and the “alternative” form of the SERP related to final average total direct compensation (including bonus) as of December 31, 2003 that would be payable in 12 equal monthly installments per annum as a single annuity to Eligible AAM Executives retiring in 2004 at age 65. The benefits shown are based upon participation in the optional contributory portion of the RPSE and maximum social security benefits of $21,900 payable to persons retiring in 2004. If the Eligible AAM Executive elects to receive benefits in the form of a 65% joint and survivor annuity to the Eligible AAM Executive and his or her spouse, the amounts shown would generally be reduced by 5%, subject to certain adjustments depending on the age differential between the Eligible AAM Executive and his or her spouse.

TABLE II

Projected Total Annual Retirement Benefits — RPSE plus “Alternative” SERP

Highest Five-Year Average
Annual Total Direct
Compensation**	Years of Eligible Contributory Credited Service*

	15	20	25	30	35

400,000	68,100	98,100	128,100	158,100	188,100

600,000	113,100	158,100	203,100	248,100	293,100

800,000	158,100	218,100	278,100	338,100	398,100

1,000,000	203,100	278,100	353,100	428,100	503,100

1,400,000	293,100	398,100	503,100	608,100	713,100

1,800,000	383,100	518,100	653,100	788,100	923,100

2,200,000	473,100	638,100	803,100	968,100	1,133,100

2,600,000	563,100	758,100	953,100	1,148,100	1,343,100

3,000,000	653,100	878,100	1,103,100	1,328,100	1,553,100

3,400,000	743,100	998,100	1,253,100	1,508,100	1,763,100

*	Maximum contributory credited service under the contributory portion of the RPSE and SERP is 35 years. As of December 31, 2003, the number of years of contributory credited service for named executive officers were: Mr. Dauch, Mr. Robinson and Mr. Dellas — 9.8333, Mr. Adams — 4.5 and Mr. Rahangdale — 8.4167.

**	The annual total direct compensation for the most recent years considered in Table II in the calculation of the sum of the averages of salary and of bonus income (reported here as average annual total direct compensation) is in the Summary Compensation Table in the “Base Salary” and “Bonus” columns.

Employment and Continuity Agreements

Employment Agreement. AAM has an employment agreement with Richard E. Dauch to serve as Co-Founder, Chairman of the Board & Chief Executive Officer, which expires on December 31, 2006 (subject to periodic renewal). AAM and Mr. Dauch also entered into a supplemental compensation agreement in December 2000. The terms of the employment agreement and supplemental compensation agreement are described in the Report of the Compensation Committee on Executive Compensation.

Continuity Agreements. In September 2003, the Company entered into continuity agreements with the Co-Founder, Chairman of the Board & Chief Executive Officer (the CEO participant) and certain executive officers, including the named executive officers (the Executive participants, and, with the CEO participant, the participants). The payments pursuant to the continuity agreements are triggered upon a defined change of control of the Company and termination of the participant’s employment within a specified period after a change of control or in anticipation of a change of control that occurs thereafter.

A change of control is defined in the continuity agreements as: (i) an acquisition of 20% of Company stock by an unrelated third party; (ii) a merger, business combination, sale of at least 51% of assets, liquidation or dissolution where preexisting shareholders do not own at least 51% of the surviving entity; or (iii) a change in the majority of the incumbent Board within any 24-month period. If, within two years following the change of control, a participant’s employment is terminated by the participant for good reason or by the Company for any reason other than cause, the participant will be entitled to specified severance benefits, including a lump sum payment in the amount of 2.5 times (Executive participants) or 3.5 times (CEO participant) the participant’s annual salary and bonus. The lump sum for participants also would include any compensation previously deferred pursuant to any nonqualified plan and accrued vacation pay. The terms of the CEO participant’s continuity agreement is subject to his employment and supplemental compensation agreements with the Company.

Generally, each participant would also be entitled to, among other things: (i) continuation of medical, dental, vision, disability, accidental death and dismemberment, and life insurance coverage; (ii) acceleration of vesting of all stock options, stock appreciation rights, phantom stock units, and restricted stock awards; (iii) additional age and service credit under the Company’s non-qualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contribution, vesting, and eligibility for retirement; (iv) use of a Company car for a limited period; and (v) reasonable legal fees in connection with enforcement of the continuity agreement if the participant prevails in a dispute with the Company. Subject to the employment and supplemental compensation agreements, the CEO participant also would be entitled to a lump sum payment of $3 million times the number of long-term equity awards that the CEO would have received annually had he remained employed through December 31, 2006. Each participant would be entitled to benefits payable upon death, disability or retirement after a change in control. Excise taxes would be grossed-up (along with other income taxes relating to the gross-up) to ensure that the participant receives the same net after-tax payment that he or she would have received had no excise tax been imposed, subject to certain limitations.

The continuity agreements place certain restrictions on the ability of a participant whose employment with the Company has terminated to use or disclose confidential information or trade secrets of the Company. Also, the continuity agreements include a non-competition covenant and a covenant prohibiting solicitation of the Company’s employees for 2.5 years for Executive participants and 3.5 years for the CEO participant.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

David C. Dauch is a son of Richard E. Dauch, AAM’s Co-Founder, Chairman of the Board & Chief Executive Officer. Since September 2003, David C. Dauch has served as Senior Vice President, Sales, Marketing & Driveline Division. Throughout 2003 until September, he served as Vice President, Manufacturing — Driveline Division. AAM expects that David C. Dauch will remain an employee of AAM. His total compensation from AAM in 2003 was $2,852,697 which included income realized from the exercise of stock options in 2003.

Richard F. Dauch is a son of Richard E. Dauch, AAM’s Co-Founder, Chairman of the Board & Chief Executive Officer. Since September 2003, Richard F. Dauch has been Vice President, Investor Relations. Throughout 2003 until September, he served as Vice President, Financial Planning. AAM expects that Richard F. Dauch will remain an employee of AAM. His total compensation from AAM in 2003 was $703,276, which included income realized from the exercise of stock options in 2003.

Robert W. Mathis is the son of B.G. Mathis, a member of the AAM Board of Directors. Since January 2003, Robert W. Mathis has been Director, Safety, Medical, Environmental & Security. Prior to that, he was Manager, Human Resources Operations. AAM expects that Robert W. Mathis will remain an employee of AAM. His total compensation from AAM in 2003 was $281,145, which included income realized from the exercise of stock options in 2003.

Anthony C. Robinson is the son of Joel D. Robinson, President & Chief Operating Officer of AAM. Since March 2003, Anthony C. Robinson has been Assistant Finance Manager at the AAM Detroit Gear & Axle operating facility. He served as Manager, Activity Based Costing through March 2003. AAM expects that Anthony C. Robinson will remain an employee of AAM. His total compensation from AAM in 2003 was $155,695.

M. Ben Siniora is the brother-in-law of Abdallah Shanti, Vice President, Procurement, Information Technology & Chief Information Officer at AAM. Since August 2003, Mr. Siniora has served as Information Technology Manager of AAM’s Detroit Forge facility. He was Manager, Information Technology Operations throughout 2003 until August. AAM expects that Mr. Siniora will remain an employee of AAM. His total compensation from AAM in 2003 was $88,988.

Jeffrey Cumo is the son of Marion A. Cumo, Sr., Vice President, Program Management & Launch of AAM. Since July 2003, Jeffrey Cumo has been Supervisor, Labor Relations at the AAM Detroit Gear & Axle operating facility. He served as a production supervisor since June 2002. AAM expects that Mr. Cumo will remain an employee of AAM. His total compensation from AAM during 2003 was $80,246.

In 1997, Blackstone acquired a controlling equity interest in AAM through a leveraged recapitalization transaction. AAM incurred costs of $2.6 million in 2003 for consulting and advisory services provided by Blackstone pursuant to an agreement between the parties. In the fourth quarter of 2003, Blackstone completed its planned, orderly exit of its investment in AAM through the sale of approximately 14.0 million shares of common stock in two secondary offerings. As a result, Blackstone had no remaining beneficial ownership interest in AAM and the agreement terminated.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

1)	Conducted an annual review and reassessment of the Audit Committee charter and adopted a revised charter (Appendix A) in February 2004 that describes the duties and responsibilities of the Audit Committee;

2)	Reviewed and discussed AAM’s audited consolidated financial statements for the year ended December 31, 2003 with management at a meeting in February 2004 prior to AAM’s year-end earnings announcement on February 4, 2004;

3)	Reviewed and discussed AAM’s unaudited condensed consolidated financial statements with management for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 at quarterly meetings, in all cases prior to AAM’s quarterly earnings announcements;

4)	Discussed with Deloitte & Touche LLP, AAM’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, at quarterly meetings and at year-end, in all cases prior to AAM’s earnings announcements;

5)	Received written disclosures and a letter from Deloitte & Touche LLP regarding their independence as required by Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche LLP their independence. The aggregate amount of fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates during the previous two fiscal years is as follows:

	December 31,

	2003		2002

Audit Fees	$833,505	(a)	$877,650	(a)
Audit Related Fees	140,544	(b)	88,000	(b)
Tax Fees	1,078,851	(c)	1,255,902	(c)
All Other Fees	0		0

Total	$2,052,900		$2,221,552

(a)	Includes fees for the audit of AAM’s annual financial statements, reviews of AAM’s quarterly financial statements, statutory audits, consents and comfort letters and other services related to SEC matters.
(b)	Includes fees for the audits of AAM’s employee benefit plans in 2002 and 2003, and Sarbanes-Oxley Act Section 404 advisory services in 2003.
(c)	Fees for tax services in 2003 and 2002 consisted of tax compliance and tax planning advice. Fees for tax compliance were approximately $0.7 million in 2003 and approximately $0.8 million in 2002, while fees related to tax planning were approximately $0.4 million in 2003 and approximately $0.5 million in 2002.

The Audit Committee has considered whether the nature of the services provided by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP as AAM’s independent auditors.

6)	Pursuant to SEC rules and regulations, the charter of the Audit Committee provides that the Audit Committee approve in advance any significant audit or permissible non-audit engagement relationship between the Company and the independent auditors. The Audit Committee’s policy is to pre-approve at the beginning of each fiscal year all known audit and permissible non-audit services to be provided by the independent auditors during that fiscal year. The Audit Committee pre-approves these non-audit services by authorizing specific projects subject to a budget for each project. The Audit Committee may also pre-approve additional permissible non-audit projects on a case-by-case basis at subsequent Audit Committee meetings throughout the year. In addition, the Chair of the Audit Committee may approve, on behalf of the Audit Committee, permissible non-audit services for an amount not to exceed a pre-determined threshold (as approved by the Audit Committee) between Audit Committee meetings. The Audit Committee also has approved a detailed schedule of permissible non-audit services which may be requested by the Company from its outside auditors between Audit Committee meetings, provided the request complies with applicable provisions of the Audit Committee charter. The independent auditor and the Company must report to the Audit Committee actual fees versus the budget for each specific project periodically throughout the fiscal year.

7)	Discussed with the Director of Internal Audit the plans for, and scope of, internal audits, identification of audit risks and the results of audit activities completed during the year at quarterly meetings;

8)	Based on the review and discussions referenced above, recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2003 be included in AAM’s annual report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC; and

9)	Appointed Deloitte & Touche LLP as AAM’s independent auditors for the year ending December 31, 2004.

One or more representatives of Deloitte & Touche LLP will be in attendance at the 2004 annual meeting of stockholders. The representatives will have an opportunity to make a statement, if desired, and will be available to respond to questions from stockholders.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement purporting to incorporate this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that AAM specifically incorporates this report of the Audit Committee by reference, and shall not otherwise be deemed filed with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board,

T. K. Walker, Chairman
J. P. Reilly
L.W. McCurdy

OTHER INFORMATION

Proxy Information

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. No proxy solicitor has been retained by AAM. Proxy materials were distributed by mail by EquiServe Trust Company, N.A., as part of its responsibilities as AAM’s transfer agent. AAM reimbursed brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

Stockholder Proposals for 2005 Annual Meeting

Stockholder proposals intended to be presented at the 2005 annual meeting which are eligible for inclusion in the Company’s proxy statement for that meeting under Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, no later than November 25, 2004 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Stockholders intending to present business other than pursuant to Rule 14a-8 must comply with AAM bylaws, which set forth the information that must be received by the Secretary of AAM on or before February 18, 2005, but no earlier than January 29, 2005. All proposals should be directed to the Secretary, and should be sent certified mail, return receipt requested in order to avoid confusion regarding dates of receipt.

If the date for the 2005 annual meeting is significantly different from the first anniversary of the 2004 annual meeting, SEC rules and AAM bylaws provide for an adjustment to the notice periods indicated above. We expect the persons named as proxies for the 2005 annual meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a stockholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before January 29, 2005.

Obtaining a copy of 2003 Form 10-K

AAM will furnish to each person whose proxy is being solicited one copy of our Annual Report on Form 10-K for the year ended December 31, 2003 without charge upon request. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198.

By Order of the Board of Directors,

/s/ Patrick S. Lancaster

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198

March 15, 2004

Appendix A

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. Purpose

The Audit Committee (the “Committee”) shall:

A.	Provide assistance to the Board of Directors (the “Board”) in fulfilling its responsibility with respect to its oversight of:

i.	The quality and integrity of the Corporation’s financial statements;

ii.	The Corporation’s compliance with legal and regulatory requirements;

iii.	The independent auditor’s qualifications and independence; and

iv.	The performance of the Corporation’s internal audit function and independent auditors.

B.	Prepare the report that SEC rules require be included in the Corporation’s annual proxy statement.

II. Structure and Operations

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”), and the Sarbanes-Oxley Act. No member of the Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

All members of the Committee shall be financially literate and have a working familiarity with basic finance and accounting practices (or become financially literate and acquire such familiarity within a reasonable period after his or her appointment) and at least one member must be a “financial expert” under the requirements of the SEC and the Sarbanes-Oxley Act.

No member of the Committee shall accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary thereof, other than in the director’s capacity as a member of the Board or any committee thereof.

Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

Chairman

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be a voting member of the Committee. The Chairman will chair all meetings and will develop and set the Committee’s agenda in consultation with the other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

III. Meetings

The Committee shall hold regularly scheduled meetings each year, normally on a calendar quarter basis, or more frequently as may be required. As part of its goal to foster open communication, the Committee periodically must meet separately with each of management, the internal auditors (or other personnel responsible for the internal audit structure) and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairman of the Board or any member of the Committee may request a meeting of the Committee. All meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum and a majority of the members in attendance when a quorum is present shall decide any matter properly brought before the Committee.

The Committee may invite to its meetings such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings such persons as it deems appropriate in order to carry out its responsibilities.

IV. Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter or concern that the Committee deems appropriate relating to the purposes of the Committee as set forth in Section I of this Charter. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The Corporation shall provide appropriate funding, as determined by the Committee, for the payment of such advisory fees and for the payment of administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be given full access to the Corporation’s internal audit group, Board, corporate executives and independent accountants as necessary to carry out these responsibilities.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Corporation’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors.

Documents/ Reports Review

1.	Review and discuss with management and the independent auditors prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

2.	Review and discuss with management and the independent auditors the type and presentation of information to be included in the Corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.

3.	Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Corporation’s by-laws and the resolutions or other directives of the Board, including review of certifications of financial reports by the Corporation’s Chief Executive Officer and Chief Financial Officer required by applicable law or regulations of the SEC.

Independent Auditors

4.	Appoint, retain and terminate independent auditors and approve all audit engagement fees and terms.

5.	Inform each registered public accounting firm performing financial statement related audit work for the Corporation that such firm shall report directly to the Committee.

6.	Oversee the work of any registered public accounting firm employed by the Corporation, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related audit, review or attest services.

7.	Approve in advance any significant audit or permissible non-audit engagement or relationship between the Corporation and the independent auditors.

The following shall be “prohibited non-auditing services”: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vi) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board prohibits through regulation.

Notwithstanding the foregoing, pre-approval is not necessary for minor audit services if: (i) the aggregate amount of all such non-audit services provided to the Corporation constitutes not more than five percent of the total amount of revenues paid by the Corporation to its auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee. The Committee may delegate to one or more of its members the authority to approve in advance all significant audit or non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time.

8.	Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)	Obtain and review a report by the Corporation’s independent auditor describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation;

(b)	Review and evaluate the lead audit partner of the auditing firm, taking into account the opinions of management and the Corporation’s internal auditors or other personnel responsible for the internal audit function;

(c)	Ensure the rotation of the lead audit partner at least every five years and consider a regular rotation of the auditing firm itself in order to assure continuing auditor independence;

(d)	Present its conclusions with respect to the independent auditor directly to the Board;

(e)	Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Corporation in each of the five previous fiscal years of that Corporation.

Financial Reporting Process

9.	In consultation with the independent auditors, management and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Corporation’s management, such as any management letter or schedule of unadjusted differences.

10.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

11.	Review with management and such outside professionals as the Committee considers appropriate important trends and developments in financial reporting practices and requirements and their effect on the Corporation’s financial statements.

12.	Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Corporation.

13.	Prepare the report required by the SEC to be included in the Corporation’s annual proxy statement.

Oversight of the Corporation’s Internal Audit Function

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

15.	Review the appointment and replacement of the senior internal auditing executive.

16.	Review significant reports to management prepared by the internal auditing department and management’s responses.

17.	Review and discuss with the independent auditor and management the responsibilities, budget and staffing of the Corporation’s internal audit function, recommendations regarding the planned scope of the audit, and coordination of the internal audit function with the activities of the independent auditors.

18.	Review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the Corporation’s internal controls and any significant deficiencies or material weaknesses in internal controls.

Legal Compliance / General

19.	Review, as necessary, with the Corporation’s counsel any legal matter that could have a significant impact on the Corporation’s financial statements including disclosures.

20.	Review the adequacy and effectiveness of Corporation’s procedures to ensure compliance with legal and regulatory responsibilities.

21.	Discuss with management and the independent auditors the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

22.	Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Corporation was employed by the registered public accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

23.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

24.	Review all related party transactions and the impact of such transactions on the Corporation’s financial statements and disclosures.

25.	Engage independent counsel and other such independent advisors as the Committee determines necessary to carry out its duties.

Reports

26.	Prepare all reports required to be included in the Corporation’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

27.	Report regularly to the full Board including:

(a)	with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors or the performance of the internal audit function;

(b)	following all meetings of the Committee; and

(c)	with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairman or any other member of the Committee wishing to make such report.

V. Annual Performance Evaluation

The Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Appendix B

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. Purpose

The primary purposes of the Compensation Committee (the “Committee”) of the Corporation’s Board of Directors (the “Board”) are to:

A.	Have direct responsibility for all compensation, including equity compensation, of the Corporation’s executives; and

B.	Produce an annual report on executive compensation for inclusion in the Corporation’s annual proxy statement or annual report on Form 10-K, in accordance with applicable rules and regulations of the New York Stock Exchange (“NYSE”), Securities and Exchange Commission (“SEC”) and other regulatory agencies.

II. Structure and Operations

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board, each of whom is determined by the Board to be “independent” under the rules of the NYSE. Additionally, no director may serve unless he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”); provided, however, that a failure to meet such requirements shall not invalidate decisions made by the Committee.

Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

Chairman

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by majority vote of the full Committee. The Chairman shall be a voting member of the Committee. The Chairman will chair all meetings and will develop and set the Committee’s agenda in consultation with the other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

III. Meetings

The Committee shall hold regularly scheduled meetings each year, normally on a calendar quarter basis, or more frequently as may be required. The Chairman of the Board or any member of the Committee may request a meeting of the Committee. All meetings may be held telephonically. A majority of the members of the Committee shall constitute a quorum and a majority of the members in attendance when a quorum is present shall decide any matter properly brought before the Committee.

The Committee may invite to its meetings such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings such persons as it deems appropriate in order to carry out its responsibilities.

IV. Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee shall have the resources and authority appropriate to discharge its oversight role, including the authority to retain advisors and to delegate related duties to subcommittees. The Committee shall have the sole authority to approve the reasonable fees payable to such advisors, the termination of any such advisors and any other terms of retention.

Compensation and Benefit Programs

1.	With respect to the Corporation’s compensation and benefit programs:

(i)	Review and recommend to the full Board the Corporation’s overall compensation philosophy and the compensation and programs to support the Corporation’s overall business strategy and objectives;

(ii)	Review and recommend to the full Board new benefit and compensation plans, or amendments to existing plans that significantly change plan design or have a significant financial impact; and

(iii)	Review and recommend to the full Board the termination of any existing benefit plan.

2.	Review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, consistent with any applicable Employment Agreement.

3.	Evaluate the performance of the CEO and, in consultation with the CEO, other executive officers in light of these criteria. Based on such evaluation, review and approve, consistent with any applicable Employment Agreement, the annual salary, bonus, stock options and other benefits of the CEO and other corporate officers. With respect to the CEO, such evaluation, review and approval will be made by the Committee with input from other members of the Board who qualify as independent directors for purposes of the NYSE. Nothing herein is intended to preclude discussion of CEO compensation by the full Board.

4.	Review and recommend to the full Board any employment contracts or amendments thereto with current or prospective executive officers of the Corporation.

Monitoring Incentive and Equity-Based Compensation Plans

5.	Review and make recommendations to the Board with respect to the Corporation’s incentive-compensation plans and equity-based plans, and oversee the activities of the individuals responsible for administering those plans.

6.	Review and approve all awards of shares or share options pursuant to the Corporation’s equity-based plans with respect to the CEO and such other executives of the Corporation as the Committee may deem appropriate in light of Rule 16b-3, Section 162(m) and other relevant factors.

7.	Approve bonus awards under Corporation bonus plans with respect to the CEO and such other executives of the Corporation as the Committee may deem appropriate in light of Rule 16b-3, Section 162(m) and other relevant factors.

8.	Evaluate and make recommendations to the Board with respect to compensation of employees other than the CEO; provided, however, that the Committee shall retain responsibility for the compensation of other executive officers to the extent provided in paragraph 6 or 7 above.

9.	Oversee the Corporation’s policies on structuring compensation programs for executive officers to preserve tax deductibility and, as and when required, establish and certify the attainment of performance goals pursuant to Section 162(m).

Investment Policy for Defined Benefit and Other Applicable Plans

10.	Oversee and, where appropriate, establish or modify investment and cash management policies for applicable employee defined benefit and other benefit plans and monitor related investment performance.

Reports

11.	Prepare an annual report on executive compensation for inclusion in the Corporation’s proxy statement or annual report on Form 10-K, in accordance with applicable rules and regulations of the NYSE, SEC and other regulatory agencies. In addition, the Committee shall review and approve the disclosure regarding executive compensation matters in the Corporation’s annual proxy statement or Form 10-K.

12.	Report to the Board at the Board’s next regularly scheduled meeting following meetings of the Committee and recommend action by the Board as appropriate. The report to the Board may be an oral report by the Chairman or any other Committee member.

13.	The Secretary of the Board of Directors shall maintain minutes or other records of meetings and activities of the Committee.

V. Annual Performance Evaluation

The Compensation Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Appendix C

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I. Purpose

The Nominating/Corporate Governance Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling its responsibility with respect to:

A.	Identifying individuals qualified to become directors, consistent with the criteria approved by the Board, and recommending candidates to the Board i) for directorships to be filled by the Board, or ii) to be nominated for all directorships to be filled by the shareholders;

B.	Developing and recommending to the Board a set of corporate governance principles applicable to the Corporation.

II. Structure and Operations

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board, each of whom is determined by the Board to be “independent” in accordance with the rules of the New York Stock Exchange (“NYSE”) and to meet all other requirements of law.

Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

Chairman

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by majority vote of the full Committee. The Chairman shall be a voting member of the Committee. The Chairman will chair all meetings and participate in setting the agendas for Committee meetings in consultation with the other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

III. Meetings

The Committee shall hold regularly scheduled meetings each year, normally on a calendar quarter basis, or more frequently as may be required. The Chairman of the Board or any member of the Committee may request a meeting of the Committee. All meetings may be held telephonically. A majority of the Committee shall constitute a quorum and a majority of the members in attendance when a quorum is present shall decide any matter properly brought before the Committee.

The Committee may invite to its meetings individuals it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV. Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee shall have the resources and authority appropriate to discharge its oversight role, including the authority to retain advisors or to delegate related duties to subcommittees. The Committee shall have the sole authority to retain and terminate a consultant or search firm to be used to identify director candidates, including sole authority to approve the search firm or consultant’s fees and other retention terms.

Board Selection, Composition and Evaluation

1.	In consultation with the Chairman and consistent with the criteria approved by the Board, identify individuals qualified to become directors and recommend candidates to the Board i) for directorships to be filled by the Board, or ii) to be nominated for all directorships to be filled by the shareholders at an annual or special meeting.

2.	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

3.	Consider questions of independence and possible conflicts of interest of members of the Board and corporate officers.

4.	Oversee evaluation of the Board and management as provided in this Charter.

Committee Selection and Composition

5.	In consultation with the Chairman of the Board, recommend to the full Board i) members of the Board to serve on Board committees, and ii) changes to committee membership. In making recommendations, consider the criteria for committee service as set forth in the applicable committee charter and other factors the Committee deems relevant.

6.	In consultation with the Chairman of the Board, recommend to the full Board members of the Board to serve as Chair of the Board committees for full Board approval.

Corporate Governance

9.	Develop and recommend to the Board a set of corporate governance principles and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board on matters of corporate governance and on any action to be taken in light of such developments.

Continuity/Succession Planning Process

10.	Oversee and approve the management continuity planning process. Review and evaluate the succession plans of the CEO and other corporate officers and, in consultation with the Chairman of the Board, make recommendations to the Board with respect to the selection of individuals to occupy these positions.

Reports

11.	Report to the Board at the Board’s next regularly scheduled meeting following meetings of the Committee, and recommend action by the Board as appropriate. The report to the Board may be an oral report by the Chairman of the Committee or any other Committee member.

12.	The Secretary of the Board shall maintain minutes or other records of meetings and activities of the Committee.

Rights Plan

13.	Review and evaluate the terms of the Rights Agreement, dated as of September 15, 2003, to determine whether the maintenance of such agreement continues to be in the interests of the Corporation, its shareholders and any other relevant constituencies of the Corporation at least once every three years. Following such review, the Committee will communicate its conclusions to the Board, including any recommendation in light thereof as to whether such agreement should be modified or the rights issued thereunder should be terminated. In so reviewing and evaluating, the Committee shall have the authority to review all information of the Corporation and to consider any and all factors it deems relevant to an evaluation of whether to maintain or modify such agreement or terminate the rights.

V. Annual Performance Evaluation

The Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

AAH PS-04

DETACH HERE	ZAAHC2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON
APRIL 29, 2004 SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

     The undersigned appoints Richard E. Dauch and Patrick S. Lancaster, or either of them, with full power of substitution, as proxies of the undersigned, with full power and authority to vote upon and act with respect to all shares of stock of American Axle & Manufacturing Holdings, Inc. (the “Company”), which the undersigned is entitled in any capacity to vote, at the Annual Meeting of Stockholders of the Company, to be held in the Auditorium at its World Headquarters complex, located at One Dauch Drive, Detroit, Michigan, beginning at 2:00 p.m. on April 29, 2004, and at any and all adjournments or postponements thereof, in accordance with the instructions set forth in this Proxy and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person or persons to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the Annual Meeting, including the authority to vote to adjourn the meeting, and upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF THIS PROXY DOES NOT INDICATE A CONTRARY CHOICE, IT WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AS LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN WITH RESPECT TO ANY AND ALL OTHER MATTERS BROUGHT BEFORE THE MEETING TO THE EXTENT PERMITTED BY APPLICABLE LAW.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

American Axle & Manufacturing Holdings, Inc.
World Headquarters Auditorium
One Dauch Drive
Detroit, MI 48211-1198
(313) 758-2000

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone

OR
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/axl		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[AAHCM - AMERICAN AXLE & MANUFACTURING] [FILE NAME: ZAAHC1.ELX] [VERSION - (2)] [03/04/04] [orig. 03/02/04]
DETACH HERE	ZAAHC1

☒	Please mark votes	#AAH
as in this example.

1.	Election of Class II Directors (01) B. G. Mathis, (02) Thomas L. Martin, and (03) Dr. Henry T. Yang

FOR ALL NOMINEES (except as marked to the contrary on the line below)	☐	☐	WITHHOLD AUTHORITY to vote for all nominees

☐

To withhold authority for any individual nominee or nominees, write his or their name or names in the space above:

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (1999 Plan) to increase the number of authorized shares of Common Stock for issuance from 8,500,000 to 13,500,000.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Re-approval of the Performance Criteria stated in the 1999 Plan.	☐	☐	☐

MARK HERE	☐	MARK HERE	☐
FOR ADDRESS		IF YOU PLAN
CHANGE AND		TO ATTEND
NOTE BELOW		THE MEETING

In their discretion, the proxies are also authorized to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock and hereby ratifies and confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and the 2004 Proxy Statement, both dated March 15, 2004, and the 2003 Annual Report to Stockholders.

NOTE: Please date this Proxy and sign it exactly as the name or names appear at left. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, et cetera. Please return the signed proxy in the enclosed envelope.

Signature:	Date:	Signature:	Date: